                              DEER CREEK APARTMENTS
                              305 DEER CREEK DRIVE
                             PLAINSBORO, NEW JERSEY

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF JUNE 3,2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATION(R) LETTERHEAD]

                                                                   JULY 10, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  DEER CREEK APARTMENTS
     305 DEER CREEK DRIVE
     PLAINSBORO, MIDDLESEX COUNTY, NEW JERSEY

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 288 units with a total of 214,520 square feet of rentable area. The improvements were built in 1975. The improvements are situated on 33.957 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 3, 2003 is:

                                             ($25,900,000)

                                        Respectfully submitted,
                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        -s- F. Brian Johnson
July 11, 2003                           Brian Johnson, MAI
#053272                                 Managing Principal, Real Estate Group
                                        New Jersey State Certified General Real
                                        Estate Appraiser #42RG00158300

Report By:
Marilyn Davis
New Jersey State Certified General Real Estate Appraiser
#42RG00149300

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................        4
Introduction...............................................        9
Area Analysis..............................................       11
Market Analysis............................................       14
Site Analysis..............................................       16
Improvement Analysis.......................................       16
Highest and Best Use.......................................       17

                                    VALUATION

Valuation Procedure........................................       18
Sales Comparison Approach..................................       20
Income Capitalization Approach.............................       26
Reconciliation and Conclusion..............................       37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                    Deer Creek Apartments
LOCATION:                                         305 Deer Creek Drive
                                                  Plainsboro, New Jersey

INTENDED USE OF ASSIGNMENT:                       Court Settlement
PURPOSE OF APPRAISAL:                             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                               Fee Simple

DATE OF VALUE:                                    June 3, 2003
DATE OF REPORT:                                   July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                                           33.957 acres, or 1,479,167 square feet
  Assessor Parcel No.:                            Block 11, Lot 89
  Floodplain:                                     Community Panel No. 340275-0004B (June 19, 1985)
                                                  Flood Zone C, an area outside the floodplain.
  Zoning:                                         PCD (Planned Unit Development)

BUILDING:
  No. of Units:                                   288 Units
  Total NRA:                                      214,520 Square Feet
  Average Unit Size:                              745 Square Feet
  Apartment Density:                              8.5 units per acre
  Year Built:                                     1975

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                     Square    --------------------      Monthly       Annual
    Unit Type         Feet     Per Unit      Per SF      Income        Income
-------------------------------------------------------------------------------
1 Bedroom, 1 Bath     675       $  844        $1.25     $162,048     $1,944,576
2 Bedroom, 1 Bath     835       $1,079        $1.29     $ 43,160     $  517,920
2 Bedroom, 2 Bath     920       $1,199        $1.30     $ 67,144     $  805,728
                                                        -----------------------
                                              Total     $272,352     $3,268,224
                                                        =======================

OCCUPANCY:                                     97%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 23 Years
REMAINING ECONOMIC LIFE:                       22 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

   [PICTURE]                                                    [PICTURE]

COMPLEX ENTRANCE                                               EXTERIOR VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
    As Vacant:                 Hold for future multi-family development
    As Improved:               Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                     Amount                 $/Unit
                                                     ------                 ------
DIRECT CAPITALIZATION
Potential Rental Income                           $3,268,224              $11,348
Effective Gross Income                            $3,408,152              $11,834
Operating Expenses                                $1,255,880              $ 4,361            36.8% of EGI
Net Operating Income:                             $2,080,272              $ 7,223

Capitalization Rate                               8.00%
DIRECT CAPITALIZATION VALUE                       $25,900,000 *           $89,931 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                    10 years
2002 Economic Vacancy                             6%
Stabilized Vacancy & Collection Loss:             5.5%
Lease-up / Stabilization Period                   N/A
Terminal Capitalization Rate                      8.50%
Discount Rate                                     11.00%
Selling Costs                                     2.00%
Growth Rates:
  Income                                          3.00%
  Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                        $25,900,000 *           $89,931 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE            $25,900,000             $89,931 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)              $47,000 to $100,000
  Range of Sales $/Unit (Adjusted)                $73,853 to $94,587
VALUE INDICATION - PRICE PER UNIT                 $25,900,000 *           $89,931 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              5.96 to 8.13
  Selected EGIM for Subject                       7.50
  Subject's Projected EGI                         $3,408,152
EGIM ANALYSIS CONCLUSION                          $25,500,000 *           $88,542 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                  $25,900,000 *           $89,931 / UNIT

RECONCILED SALES COMPARISON VALUE                 $25,900,000             $89,931 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                  $25,900,000
  NOI Per Unit                                    $25,900,000
  EGIM Multiplier                                 $25,500,000
INDICATED VALUE BY SALES COMPARISON               $25,900,000             $89,931 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                   $25,900,000
  Discounted Cash Flow Method:                    $25,900,000
INDICATED VALUE BY THE INCOME APPROACH            $25,900,000             $89,931 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:              $25,900,000             $89,931 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 305 Deer Creek Drive, Plainsboro, Middlesex County, New Jersey. Plainsboro identifies it as Block 11, Lot 89.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Marilyn Davis on June 3, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Marilyn Davis performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Marilyn Davis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 3, 2003. The date of the report is July 10, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:              6 to 12 months
  EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Angeles Income Properties, Ltd. II. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Plainsboro, New Jersey. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - George Davison Road
West  - Center Drive
South - Cranbury Brook
North - Dey Road

MAJOR EMPLOYERS

Major employers in the subject's area include Merrill Lynch, Bristol Meyers Squibb, Princeton University, Reliance Insurance, Dow Jones, and Wyeth Laboratories. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                               ------------------------------------------
       CATEGORY                1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS     MSA
-----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 12,215         28,866         96,126     354,382
5-Year Population                  13,781         32,693        105,610     364,732
% Change CY-5Y                       12.8%          13.3%           9.9%        2.9%
Annual Change CY-5Y                   2.6%           2.7%           2.0%        0.6%

HOUSEHOLDS
Current Households                  5,535         11,088         36,620     127,431
5-Year Projected Households         6,065         12,248         39,861     131,868
% Change CY - 5Y                      9.6%          10.5%           8.9%        3.5%
Annual Change CY-5Y                   1.9%           2.1%           1.8%        0.7%

INCOME TRENDS
Median Household Income          $ 80,715       $101,925       $ 98,032    $ 67,593
Per Capita Income                $ 36,621       $ 42,651       $ 41,528    $ 28,503
Average Household Income         $ 80,625       $109,564       $109,047    $ 79,264

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                  AREA
                               ------------------------------------------
       CATEGORY                1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS     MSA
-----------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting            61.16%         42.38%         35.20%      31.03%
5-Year Projected % Renting         59.47%         40.65%         34.53%      30.90%

% of Households Owning             25.89%         49.04%         58.53%      63.32%
5-Year Projected % Owning          28.69%         51.53%         59.63%      63.68%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Residential: Single family homes, multi-family apartments
South - Residential: Single family homes
East  - Residential: Single family homes
West  - Commercial: Office and retail

CONCLUSIONS

The subject is well located within the city of Plainsboro. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                 MARKET ANALYSIS

The subject property is located in the city of Plainsboro in Middlesex County. The overall pace of development in the subject's market is more or less decreasing. There has been no new apartment development within the subject community. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period       Region          Submarket
--------------------------------------
1999          N/A              1.6%
2000          N/A              1.3%
2001          N/A              1.1%
2002          N/A              3.3%
1Q03          3.2%             4.6%

REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. While vacancy rates for both the region and the submarket overall have increased, they still remain less than 5% or at stabilized levels. The submarket has been between .5% to 1% above the region, but both markets outperform the nation as a whole.

Market rents in the subject's market have been following increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period     Region         % Change       Submarket       % Change
-----------------------------------------------------------------
1999        N/A             -             $  914            -
2000        N/A            N/A            $1,002           9.6%
2001        N/A            N/A            $1,075           7.3%
2002        N/A            N/A            $1,059          -1.5%
1Q03        N/A            N/A            $1,079           1.9%

(Source: Reis)

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                             COMPETITIVE PROPERTIES

  No.         Property Name          Units     Ocpy.  Year Built         Proximity to subject
---------------------------------------------------------------------------------------------------
  R-1     Ravens Crest                 704      96%      1985       Within 1 miles of the subject
  R-2     Quail Ridge                1,032      95%      1981       Within 1.5 miles of the subject
  R-3     Pheasant Hollow              440      97%      1981       Within 2 miles of the subject
Subject   Deer Creek Apartments        288      97%      1975

Market rents for the submarket saw a 3.5% decline during the last half of 2002. Since that time the rental rates have increased 1.3% returning to the levels of the second quarter 2002.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                    33.957 acres, or 1,479,167 square feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
  Community Panel             340275-0004B, dated June 19, 1985
  Flood Zone                  Zone C
 Zoning                       PCD, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                         ASSESSED VALUE - 2002
                                ----------------------------------------           TAX RATE /        PROPERTY
 PARCEL NUMBER                  LAND           BUILDING            TOTAL           MILL RATE          TAXES
-------------------------------------------------------------------------------------------------------------
Block 11, Lot 89             $3,456,000       $10,800,000       $14,256,000         0.02763          $393,893

IMPROVEMENT ANALYSIS
 Year Built                   1975
 Number of Units              288
 Net Rentable Area            214,520 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Wood or vinyl siding
  Roof                        Shingles over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              volleyball court, tennis court, jogging track,
                              gym room, golf course, meeting hall, laundry room,
                              and parking area.
 Unit Amenities               Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

Unit Mix:

                                              Unit Area
    Unit Type            Number of Units      (Sq. Ft.)
-------------------------------------------------------
1 Bedroom, 1 Bath              192               675
2 Bedroom, 1 Bath               40               835
2 Bedroom, 2 Bath               56               920

Overall Condition            Good
Effective Age                23 years
Economic Life                45 years
Remaining Economic Life      22 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1975 and consist of a 288-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                             COMPARABLE                        COMPARABLE
         DESCRIPTION                          SUBJECT                           I - 1                             I - 2
-----------------------------------------------------------------------------------------------------------------------------------
 Property Name                    Deer Creek Apartments             Hillcrest Apartments             Tenby Chase Apartments
LOCATION:
 Address                          305 Deer Creek Drive              617 Hilltop Drive                193 Tenby Chase Drive
 City, State                      Plainsboro, New Jersey            Bordentown, New Jersey           Delran, New Jersey
 County                           Middlesex                         Burlington                       Burlington
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           214,520                           92,722                           520,000
 Year Built                       1975                              N/A                              1975
 Number of Units                  288                               100                              327
 Unit Mix:                              Type                Total         Type               Total         Type               Total
                                  1 Bedroom, 1 Bath          192    1 Bedroom, 1 Bath         68     1 Bedroom, 1 Bath         100
                                  2 Bedroom, 1 Bath           40    2 Bedroom, 1 Bath         32     2 Bedroom, 2.5 Bath        97
                                  2 Bedroom, 2 Bath           56                                     2 Bedroom, 1 Bath         130
 Average Unit Size (SF)           745                               927                              1,590
 Land Area (Acre)                 33.9570                           8.8000                           21.2500
 Density (Units/Acre)             8.5                               11.4                             15.4
 Parking Ratio (Spaces/Unit)      0.00                              1.30                             1.07
 Parking Type (Gr., Cov., etc.)   Open                              Open                             Open
CONDITION:                        Good                              Average                          Good
APPEAL:                           Good                              Average                          Good
AMENITIES:
 Pool/Spa                         Yes/No                            No/No                            Yes/No
 Gym Room                         Yes                               No                               No
 Laundry Room                     Yes                               Yes                              Yes
 Secured Parking                  No                                No                               No
 Sport Courts                     Yes                               No                               Yes

OCCUPANCY:                        97%                               95%                              98%
TRANSACTION DATA:
 Sale Date                                                          June, 2002                       June, 2001
 Sale Price ($)                                                     $4,700,000                       $20,000,000
 Grantor                                                            Bordentown Associates, LLC       Mac Cali Realty Group
 Grantee                                                            Bordentov Associates, LLC        Pantzer Properties, Inc.
 Sale Documentation                                                 Book 5973 Page 0868              Book 5875/Page 0993
 Verification
 Telephone Number
ESTIMATED PRO-FORMA:                                                Total $      $/Unit      $/SF      Total $     $/Unit     $/SF
-----------------------------------------------------------------------------------------------------------------------------------
 Potential Gross Income                                             $829,872     $8,299      $8.95   $2,928,258    $8,955     $5.63
                                                                    ---------------------------------------------------------------
 Vacancy/Credit Loss                                                $ 41,494     $  415      $0.45   $   58,565    $  179     $0.11
                                                                    ---------------------------------------------------------------
 Effective Gross Income                                             $788,378     $7,884      $8.50   $2,869,693    $8,776     $5.52
                                                                    ---------------------------------------------------------------
 Operating Expenses                                                 $230,000     $2,300      $2.48   $1,469,693    $4,494     $2.83
                                                                    ---------------------------------------------------------------
 Net Operating Income                                               $558,378     $5,584      $6.02   $1,400,000    $4,281     $2.69
                                                                    ---------------------------------------------------------------
NOTES:

 PRICE PER UNIT                                                                  $47,000                           $61,162
 PRICE PER SQUARE FOOT                                                           $ 50.69                           $ 38.46
 EXPENSE RATIO                                                                      29.2%                             51.2%
 EGIM                                                                               5.96                              6.97
 OVERALL CAP RATE                                                                  11.88%                             7.00%
 Cap Rate based on Pro Forma or Actual Income?                                  PRO FORMA                        PRO FORMA

                                            COMPARABLE                         COMPARABLE
         DESCRIPTION                           I - 3                              I - 4
------------------------------------------------------------------------------------------------------
 Property Name                    Tanglewood Terrace Apartments      Steward's Crossing
LOCATION:
 Address                          42 Lenox Court                     100 Steward's Crossing Way
 City, State                      Piscataway, New Jersey             Lawrence Township, NJ
 County                           Middlesex                          Mercer
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           170,714                            183,000
 Year Built                       1970                               1990
 Number of Units                  214                                240
 Unit Mix:                              Type                Total          Type                 Total
                                  1 Bedroom, 1 Bath          142     1 Bedroom, 1 Bath           184
                                  2 Bedroom, 1 Bath           24     2 Bedroom, 2 Bath            56
                                  2 Bedroom, 2 Bath           24
 Average Unit Size (SF)           798                                763
 Land Area (Acre)                 13.5000                            22.1800
 Density (Units/Acre)             15.9                               10.8
 Parking Ratio (Spaces/Unit)      1.63                               10.80
 Parking Type (Gr., Cov., etc.)   Covered and Open                   1.7
CONDITION:                        Good                               Very Good
APPEAL:                           Good                               Very Good
AMENITIES:
 Pool/Spa                         Yes/No                             Yes/No
 Gym Room                         No                                 Yes
 Laundry Room                     Yes                                Yes
 Secured Parking                  No                                 No
 Sport Courts                     No                                 Yes

OCCUPANCY:                        100%                               95%
TRANSACTION DATA:
 Sale Date                        May, 2001                          January, 2001
 Sale Price ($)                   $14,155,000                        $24,000,000
 Grantor                          Ajax Associates, Inc.              Investcorp
 Grantee                          Tanglewood Terrace LLC             Lend Lease
 Sale Documentation               Book 4909/Page 0605                N/A
 Verification                     Andrew Jonas, Broker
 Telephone Number                 732-750-3000
ESTIMATED PRO-FORMA:               Total $      $/Unit       $/SF     Total $      $/Unit        $/SF
------------------------------------------------------------------------------------------------------
 Potential Gross Income           $        0    $    0      $ 0.00   $        0    $     0      $ 0.00
                                  --------------------------------------------------------------------
 Vacancy/Credit Loss              $        0    $    0      $ 0.00   $        0    $     0      $ 0.00
                                  --------------------------------------------------------------------
 Effective Gross Income           $1,823,000    $8,519      $10.68   $2,953,846    $12,308      $16.14
                                  --------------------------------------------------------------------
 Operating Expenses               $  875,500    $4,091      $ 5.13   $  985,846    $ 4,108      $ 5.39
                                  --------------------------------------------------------------------
 Net Operating Income             $  947,500    $4,428      $ 5.55   $1,920,000    $ 8,000      $10.49
                                  --------------------------------------------------------------------
NOTES:

 PRICE PER UNIT                                 $66,145                            $100,000
 PRICE PER SQUARE FOOT                          $ 82.92                            $ 131.15
 EXPENSE RATIO                                     48.0%                               33.4%
 EGIM                                              7.76                                8.13
 OVERALL CAP RATE                                  6.69%                               8.00%
 Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                         PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,000 to $100,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $73,853 to $94,587 per unit with a mean or average adjusted price of $84,608 per unit. The median adjusted price is $84,996 per unit. Based on the following analysis, we have concluded to a value of $90,000 per unit, which results in an "as is" value of $25,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

SALES ADJUSTMENT GRID

                                                                      COMPARABLE                   COMPARABLE
            DESCRIPTION                       SUBJECT                    I - 1                        I - 2
--------------------------------------------------------------------------------------------------------------------
  Property Name                       Deer Creek Apartments    Hillcrest Apartments        Tenby Chase Apartments
  Address                             305 Deer Creek Drive     617 Hilltop Drive           193 Tenby Chase Drive
  City                                Plainsboro, New Jersey   Bordentown, New Jersey      Delran, New Jersey
  Sale Date                                                    June, 2002                  June, 2001
  Sale Price ($)                                               $4,700,000                  $20,000,000
  Net Rentable Area (SF)              214,520                  92,722                      520,000
  Number of Units                     288                      100                         327
  Price Per Unit                                               $47,000                     $61,162
  Year Built                          1975                     N/A                         1975
  Land Area (Acre)                    33.9570                  8.8000                      21.2500
VALUE ADJUSTMENTS                          DESCRIPTION               DESCRIPTION    ADJ.         DESCRIPTION    ADJ.
  Property Rights Conveyed            Fee Simple Estate        Fee Simple Estate     0%    Fee Simple Estate     0%
  Financing                                                    Cash To Seller        0%    Cash To Seller        0%
  Conditions of Sale                                           Arm's Length          0%    Arm's Length          0%
  Date of Sale (Time)                                          06-2002               5%    06-2001               5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                    $49,350                     $64,220
  Location                                                       Inferior           10%    Inferior             20%
  Number of Units                     288                      100                  -5%    327                   0%
  Quality / Appeal                    Good                     Inferior             20%    Comparable            0%
  Age / Condition                     1975                     N/A / Average        10%    1975 / Good           0%
  Occupancy at Sale                   97%                      95%                   0%    98%                   0%
  Amenities                           Good                     Inferior             25%    Inferior             10%
  Average Unit Size (SF)              745                      927                  -5%    1,590               -15%
PHYSICAL ADJUSTMENT                                                                 55%                         15%
FINAL ADJUSTED VALUE ($/UNIT)                                          $76,493                     $73,853

                                              COMPARABLE                  COMPARABLE
            DESCRIPTION                          I - 3                       I - 4
--------------------------------------------------------------------------------------------
  Property Name                       Tanglewood Terrace          Steward's Crossing
                                      Apartments
  Address                             42 Lenox Court              100 Steward's Crossing Way
  City                                Piscataway, New Jersey      Lawrence Township, NJ
  Sale Date                           May, 2001                   January, 2001
  Sale Price ($)                      $14,155,000                 $24,000,000
  Net Rentable Area (SF)              170,714                     183,000
  Number of Units                     214                         240
  Price Per Unit                      $66,145                     $100,000
  Year Built                          1970                        1990
  Land Area (Acre)                    13.5000                     22.1800
VALUE ADJUSTMENTS                           DESCRIPTION    ADJ.         DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate     0%    Fee Simple Estate      0%
  Financing                           Cash To Seller        0%    Cash To Seller         0%
  Conditions of Sale                  Arm's Length          0%    Arm's Length           0%
  Date of Sale (Time)                 05-2001              10%    01-2001               10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $72,759                     $110,000
  Location                            Inferior              5%    Comparable             0%
  Number of Units                     214                   0%    240                    0%
  Quality / Appeal                    Inferior             10%    Superior              -5%
  Age / Condition                     1970 / Good           0%    1990 / Very Good     -10%
  Occupancy at Sale                   100%                  0%    95%                    0%
  Amenities                           Inferior             15%    Comparable             0%
  Average Unit Size (SF)              798                   0%    763                    0%
PHYSICAL ADJUSTMENT                                        30%                         -15%
FINAL ADJUSTED VALUE ($/UNIT)                 $94,587                     $93,500

SUMMARY

VALUE RANGE (PER UNIT)         $ 73,853 TO $ 94,587
MEAN (PER UNIT)                $ 84,608
MEDIAN (PER UNIT)              $ 84,996
VALUE CONCLUSION (PER UNIT)    $ 90,000

VALUE OF IMPROVEMENT & MAIN SITE                  $ 25,920,000
  PV OF CONCESSIONS                              -$     60,000
VALUE INDICATED BY SALES COMPARISON APPROACH      $ 25,860,000
ROUNDED                                           $ 25,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                             NOI PER UNIT COMPARISON

                               SALE PRICE                        NOI/           SUBJECT NOI
COMPARABLE      NO. OF         ----------                      --------        --------------       ADJUSTMENT     INDICATED
    NO.         UNITS          PRICE/UNIT       OAR            NOI/UNIT        SUBJ. NOI/UNIT         FACTOR       VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------------------
   I-1           100           $ 4,700,000     11.88%         $  558,378        $  2,080,272          1.294         $ 60,799
                               $    47,000                    $    5,584        $      7,223
   I-2           327           $20,000,000      7.00%         $1,400,000        $  2,080,272          1.687         $103,188
                               $    61,162                    $    4,281        $      7,223
   I-3           214           $14,155,000      6.69%         $  947,500        $  2,080,272          1.631         $107,909
                               $    66,145                    $    4,428        $      7,223
   I-4           240           $24,000,000      8.00%         $1,920,000        $  2,080,272          0.903         $ 90,290
                               $   100,000                    $    8,000        $      7,223

                     PRICE/UNIT

  Low             High         Average         Median
$60,799         $107,909       $90,546         $96,739


    VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                     $    90,000
Number of Units                                      288

Value                                        $25,920,000
  PV of Concessions                         -$    60,000
                                            ------------
Value Based on NOI Analysis                  $25,860,000
                                Rounded      $25,900,000

The adjusted sales indicate a range of value between $60,799 and $107,909 per unit, with an average of $90,546 per unit. Based on the subject's competitive position within the improved sales, a value of $90,000 per unit is estimated. This indicates an "as is" market value of $25,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIM for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                        SALE PRICE
COMPARABLE    NO. OF    ----------         EFFECTIVE         OPERATING                      SUBJECT
   NO.        UNITS     PRICE/UNIT       GROSS INCOME         EXPENSE          OER       PROJECTED OER        EGIM
------------------------------------------------------------------------------------------------------------------
   I-1         100     $  4,700,000      $    788,378       $   230,000       29.17%                          5.96
                       $     47,000
   I-2         327     $ 20,000,000      $  2,869,693       $ 1,469,693       51.21%                          6.97
                       $     61,162
                                                                                            36.85%
   I-3         214     $ 14,155,000      $  1,823,000       $   875,500       48.03%                          7.76
                       $     66,145
   I-4         240     $ 24,000,000      $  2,953,846       $   985,846       33.37%                          8.13
                       $    100,000

                   EGIM

Low           High     Average           Median
---           ----     -------           ------
5.96          8.13      7.21              7.37

  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     7.50
Subject EGI                               $  3,408,152

Value                                     $ 25,561,138
  PV of Concessions                      -$     60,000
                                         -------------
Value Based on EGIM Analysis              $ 25,501,138
                               Rounded    $ 25,500,000

            Value Per Unit                $     88,542

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 36.85% before reserves. The comparable sales indicate a range of expense ratios from 29.17% to 51.21%, while their EGIMs range from 5.96 to 8.13. Overall, we conclude to an EGIM of 7.50, which results in an "as is" value estimate in the EGIM Analysis of $25,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $25,900,000.

Price Per Unit                  $25,900,000
NOI Per Unit                    $25,900,000
EGIM Analysis                   $25,500,000

Sales Comparison Conclusion     $25,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                      Unit Area     -------------------
    Unit Type         (Sq. Ft.)     Per Unit     Per SF     %Occupied
---------------------------------------------------------------------
1 Bedroom, 1 Bath        675         $  849       $1.26      100.0%
2 Bedroom, 1 Bath        835         $1,087       $1.30       95.0%
2 Bedroom, 2 Bath        920         $1,172       $1.27       89.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                 RENT ANALYSIS

                                                                COMPARABLE RENTS
                                                          -------------------------------
                                                            R-1         R-2        R-3
                                                          -------------------------------
                                                           Ravens                Pheasant
                                                            Crest   Quail Ridge   Hollow
                                                          -------------------------------
                                                               COMPARISON TO SUBJECT
                                        SUBJECT  SUBJECT  -------------------------------
                          SUBJECT UNIT  ACTUAL   ASKING
    DESCRIPTION              TYPE        RENT     RENT    Similar     Similar     Similar     MIN       MAX      MEDIAN    AVERAGE
----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1 BEDROOM, 1  $   849  $   844  $ 1,073     $   950    $    899   $   899   $ 1,073   $    950   $   974
Unit Area (SF)            BATH              675      675      724         647         640       640       724        647       670
Monthly Rent Per Sq. Ft.                $  1.26  $  1.25  $  1.48     $  1.47    $   1.40   $  1.40   $  1.48   $   1.47   $  1.45

Monthly Rent              2 BEDROOM, 1  $ 1,087  $ 1,119  $ 1,295     $ 1,199    $  1,149   $ 1,149   $ 1,295   $  1,199   $ 1,214
Unit Area (SF)            BATH              835      835      880         854         854       854       880        854       863
Monthly Rent Per Sq. Ft.                $  1.30  $  1.34  $  1.47     $  1.40    $   1.35   $  1.35   $  1.47   $   1.40   $  1.41

Monthly Rent              2 BEDROOM, 2  $ 1,172  $   885  $ 1,485     $ 1,299    $  1,249   $ 1,249   $ 1,485   $  1,299   $ 1,344
Unit Area (SF)            BATH              920      920      946         911         911       911       946        911       923
Monthly Rent Per Sq. Ft.                $  1.27  $  0.96  $  1.57     $  1.43    $   1.37   $  1.37   $  1.57   $   1.43   $  1.46

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                        Market Rent
                                        Unit Area    ------------------     Monthly         Annual
    Unit Type       Number of Units     (Sq. Ft.)    Per Unit    Per SF      Income         Income
----------------------------------------------------------------------------------------------------
1 Bedroom, 1 Bath         192              675        $  844     $ 1.25     $ 162,048     $1,944,576
2 Bedroom, 1 Bath          40              835        $1,079     $ 1.29     $  43,160     $  517,920
2 Bedroom, 2 Bath          56              920        $1,199     $ 1.30     $  67,144     $  805,728
                                                                            ------------------------
                                                                 Total      $ 272,352     $3,268,224
                                                                            ========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000          FISCAL YEAR 2001        FISCAL YEAR 2002        FISCAL YEAR 2003
                           -----------------------------------------------------------------------------------------------
                                   ACTUAL                    ACTUAL                  ACTUAL            MANAGEMENT BUDGET
                           -----------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT        TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT
--------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income             $2,896,556   $ 10,057     $3,274,722   $ 11,371   $3,309,760   $ 11,492   $3,349,584   $ 11,631

 Vacancy                   $   63,112   $    219     $  165,997   $    576   $  153,539   $    533   $   99,000   $    344
 Credit Loss/Concessions   $   43,733   $    152     $   38,065   $    132   $   46,655   $    162   $   39,444   $    137
                           -----------------------------------------------------------------------------------------------
  Subtotal                 $  106,845   $    371     $  204,062   $    709   $  200,194   $    695   $  138,444   $    481

 Laundry Income            $   41,250   $    143     $   33,000   $    115   $   33,000   $    115   $   41,048   $    143
 Garage Revenue            $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
 Other Misc. Revenue       $   97,418   $    338     $  149,861   $    520   $  295,094   $  1,025   $  282,081   $    979
                           -----------------------------------------------------------------------------------------------
  Subtotal Other Income    $  138,668   $    481     $  182,861   $    635   $  328,094   $  1,139   $  323,129   $  1,122
                           -----------------------------------------------------------------------------------------------
Effective Gross Income     $2,928,379   $ 10,168     $3,253,521   $ 11,297   $3,437,660   $ 11,936   $3,534,269   $ 12,272

Operating Expenses
 Taxes                     $  304,556   $  1,057     $  515,060   $  1,788   $  421,161   $  1,462   $  435,943   $  1,514
 Insurance                 $   34,437   $    120     $   60,273   $    209   $   73,838   $    256   $   83,856   $    291
 Utilities                 $  150,696   $    523     $  156,244   $    543   $  142,235   $    494   $  148,725   $    516
 Repair & Maintenance      $   82,168   $    285     $   54,330   $    189   $   62,405   $    217   $   64,675   $    225
 Cleaning                  $   30,924   $    107     $   41,077   $    143   $   32,083   $    111   $   35,650   $    124
 Landscaping               $   98,193   $    341     $   71,577   $    249   $   77,880   $    270   $   74,520   $    259
 Security                  $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
 Marketing & Leasing       $   23,528   $     82     $   21,547   $     75   $   23,460   $     81   $   24,066   $     84
 General Administrative    $   28,765   $    100     $   29,759   $    103   $   31,725   $    110   $   33,070   $    115
 Management                $  149,863   $    520     $  167,855   $    583   $  172,173   $    598   $  178,686   $    620
 Miscellaneous             $  152,438   $    529     $  171,435   $    595   $  152,662   $    530   $  168,688   $    586
                           -----------------------------------------------------------------------------------------------
Total Operating Expenses   $1,055,568   $  3,665     $1,289,157   $  4,476   $1,189,622   $  4,131   $1,247,879   $  4,333

 Reserves                  $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
                           -----------------------------------------------------------------------------------------------
Net Income                 $1,872,811   $  6,503     $1,964,364   $  6,821   $2,248,038   $  7,806   $2,286,390   $  7,939

                              ANNUALIZED 2003
                           ---------------------
                                 PROJECTION                 AAA PROJECTION
                           ------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT      TOTAL     PER UNIT     %
---------------------------------------------------------------------------------
Revenues
 Rental Income             $3,277,740   $ 11,381   $3,268,224   $ 11,348   100.0%

 Vacancy                   $  234,912   $    816   $  130,729   $    454     4.0%
 Credit Loss/Concessions   $  127,964   $    444   $   49,023   $    170     1.5%
                           -----------------------------------------------------
  Subtotal                 $  362,876   $  1,260   $  179,752   $    624     5.5%

 Laundry Income            $   33,160   $    115   $   37,440   $    130     1.1%
 Garage Revenue            $        0   $      0   $        0   $      0     0.0%
 Other Misc. Revenue       $  105,140   $    365   $  282,240   $    980     8.6%
                           -----------------------------------------------------
  Subtotal Other Income    $  138,300   $    480   $  319,680   $  1,110     9.8%
                           -----------------------------------------------------
Effective Gross Income     $3,053,164   $ 10,601   $3,408,152   $ 11,834   100.0%

Operating Expenses
 Taxes                     $  398,988   $  1,385   $  405,792   $  1,409    11.9%
 Insurance                 $   84,368   $    293   $   83,520   $    290     2.5%
 Utilities                 $  127,092   $    441   $  149,760   $    520     4.4%
 Repair & Maintenance      $  127,280   $    442   $  115,200   $    400     3.4%
 Cleaning                  $   35,776   $    124   $   36,000   $    125     1.1%
 Landscaping               $   71,780   $    249   $   72,000   $    250     2.1%
 Security                  $        0   $      0   $        0   $      0     0.0%
 Marketing & Leasing       $   11,112   $     39   $   24,480   $     85     0.7%
 General Administrative    $   35,704   $    124   $   33,120   $    115     1.0%
 Management                $  157,580   $    547   $  170,408   $    592     5.0%
 Miscellaneous             $  181,424   $    630   $  165,600   $    575     4.9%
                           -----------------------------------------------------
Total Operating Expenses   $1,231,104   $  4,275   $1,255,880   $  4,361    36.8%

 Reserves                  $        0   $      0   $   72,000   $    250     5.7%
                           ------------------------------------------------------
Net Income                 $1,822,060   $  6,327   $2,080,272   $  7,223    61.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 5.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                  CAPITALIZATION RATES
                ---------------------------------------------------------
                        GOING-IN                        TERMINAL
                ---------------------------------------------------------
                  LOW               HIGH          LOW               HIGH
-------------------------------------------------------------------------
RANGE           6.00%              10.00%       7.00%              10.00%
AVERAGE                   8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE     OCCUP.      PRICE/UNIT      OAR
------------------------------------------------------------
   1-1         Jun-02        95%       $   47,000     11.88%
   1-2         Jun-01        98%       $   61,162      7.00%
   1-3         May-01       100%       $   66,145      6.69%
   1-4         Jan-01        95%       $  100,000      8.00%
   1-5         Jan-00         0%                        N/A
                                             High     11.88%
                                              Low      6.69%
                                          Average      8.39%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $25,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

approximately 44% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

DISCOUNTED CASH FLOW ANALYSIS

                              DEER CREEK APARTMENTS

               YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                    1              2             3             4             5             6
----------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                            $3,268,224    $3,366,271    $3,467,259    $3,571,277    $3,678,415    $3,788,767

 Vacancy                              $  130,729    $  134,651    $  138,690    $  142,851    $  147,137    $  151,551
 Credit Loss                          $   49,023    $   50,494    $   52,009    $   53,569    $   55,176    $   56,832
 Concessions                          $   40,320    $   20,160    $   10,080    $        0    $        0    $        0
                                      --------------------------------------------------------------------------------
  Subtotal                            $  220,072    $  205,305    $  200,779    $  196,420    $  202,313    $  208,382

 Laundry Income                       $   37,440    $   38,563    $   39,720    $   40,912    $   42,139    $   43,403
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  282,240    $  290,707    $  299,428    $  308,411    $  317,664    $  327,194
                                      --------------------------------------------------------------------------------
     Subtotal Other Income            $  319,680    $  329,270    $  339,149    $  349,323    $  359,803    $  370,597

                                      --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $3,367,832    $3,490,236    $3,605,628    $3,724,179    $3,835,905    $3,950,982

OPERATING EXPENSES:
 Taxes                                $  405,792    $  417,966    $  430,505    $  443,420    $  456,722    $  470,424
 Insurance                            $   83,520    $   86,026    $   88,606    $   91,265    $   94,002    $   96,823
 Utilities                            $  149,760    $  154,253    $  158,880    $  163,647    $  168,556    $  173,613
 Repair & Maintenance                 $  115,200    $  118,656    $  122,216    $  125,882    $  129,659    $  133,548
 Cleaning                             $   36,000    $   37,080    $   38,192    $   39,338    $   40,518    $   41,734
 Landscaping                          $   72,000    $   74,160    $   76,385    $   78,676    $   81,037    $   83,468
 Security                             $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   24,480    $   25,214    $   25,971    $   26,750    $   27,552    $   28,379
 General Administrative               $   33,120    $   34,114    $   35,137    $   36,191    $   37,277    $   38,395
 Management                           $  168,392    $  174,512    $  180,281    $  186,209    $  191,795    $  197,549
 Miscellaneous                        $  165,600    $  170,568    $  175,685    $  180,956    $  186,384    $  191,976
                                      --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,253,864    $1,292,548    $1,331,859    $1,372,334    $1,413,504    $1,455,909

 Reserves                             $   72,000    $   74,160    $   76,385    $   78,676    $   81,037    $   83,468

                                      --------------------------------------------------------------------------------
NET OPERATING INCOME                  $2,041,968    $2,123,528    $2,197,385    $2,273,169    $2,341,365    $2,411,606
 Operating Expense Ratio (% of EGI)         37.2%         37.0%         36.9%         36.8%         36.8%         36.8%
 Operating Expense Per Unit           $    4,354    $    4,488    $    4,625    $    4,765    $    4,908    $    5,055

               YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                    7             8             9             10            11
--------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                            $3,902,430    $4,019,503    $4,140,088    $4,264,291    $4,392,220

 Vacancy                              $  156,097    $  160,780    $  165,604    $  170,572    $  175,689
 Credit Loss                          $   58,536    $   60,293    $   62,101    $   63,964    $   65,883
 Concessions                          $        0    $        0    $        0    $        0    $        0
                                      ------------------------------------------------------------------
  Subtotal                            $  214,634    $  221,073    $  227,705    $  234,536    $  241,572

 Laundry Income                       $   44,705    $   46,046    $   47,428    $   48,851    $   50,316
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  337,009    $  347,120    $  357,533    $  368,259    $  379,307
                                      ------------------------------------------------------------------
     Subtotal Other Income            $  381,715    $  393,166    $  404,961    $  417,110    $  429,623

                                      ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $4,069,511    $4,191,597    $4,317,345    $4,446,865    $4,580,271

OPERATING EXPENSES:
 Taxes                                $  484,537    $  499,073    $  514,045    $  529,467    $  545,351
 Insurance                            $   99,727    $  102,719    $  105,801    $  108,975    $  112,244
 Utilities                            $  178,821    $  184,186    $  189,711    $  195,403    $  201,265
 Repair & Maintenance                 $  137,555    $  141,681    $  145,932    $  150,310    $  154,819
 Cleaning                             $   42,986    $   44,275    $   45,604    $   46,972    $   48,381
 Landscaping                          $   85,972    $   88,551    $   91,207    $   93,944    $   96,762
 Security                             $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   29,230    $   30,107    $   31,011    $   31,941    $   32,899
 General Administrative               $   39,547    $   40,733    $   41,955    $   43,214    $   44,511
 Management                           $  203,476    $  209,580    $  215,867    $  222,343    $  229,014
 Miscellaneous                        $  197,735    $  203,667    $  209,777    $  216,070    $  222,553

                                      ------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,499,586    $1,544,573    $1,590,911    $1,638,638    $1,687,797

 Reserves                             $   85,972    $   88,551    $   91,207    $   93,944    $   96,762

                                      ------------------------------------------------------------------
NET OPERATING INCOME                  $2,483,954    $2,558,472    $2,635,226    $2,714,283    $2,795,712
 Operating Expense Ratio (% of EGI)         36.8%         36.8%         36.8%         36.8%         36.8%
 Operating Expense Per Unit           $    5,207    $    5,363    $    5,524    $    5,690    $    5,860


Estimated Stabilized NOI   $ 2,080,272       Sales Expense Rate     2.00%
Months to Stabilized                 1       Discount Rate         11.00%
Stabilized Occupancy              96.0%      Terminal Cap Rate      8.50%

Gross Residual Sale Price    $ 32,890,726      Deferred Maintenance          $          0
  Less: Sales Expense        $    657,815      Add: Excess Land              $          0
                             ------------
Net Residual Sale Price      $ 32,232,912      Other Adjustments             $          0
                                                                             ------------
PV of Reversion              $ 11,351,931      Value Indicated By "DCF"      $ 25,877,732
Add: NPV of NOI              $ 14,525,801                     Rounded        $ 25,900,000
                             ------------
PV Total                     $ 25,877,732

                          "DCF" VALUE SENSITIVITY TABLE

                                                          DISCOUNT RATE
                               -------------------------------------------------------------------
           TOTAL VALUE            10.50%        10.75%        11.00%       11.25%        11.50%
--------------------------------------------------------------------------------------------------
                     8.00%     $27,495,794   $27,036,442   $26,587,228   $26,147,895   $25,718,192
                     8.25%     $27,113,417   $26,662,610   $26,221,730   $25,790,528   $25,368,758
TERMINAL CAP RATE    8.50%     $26,753,533   $26,310,767   $25,877,732   $25,454,183   $25,039,878
                     8.75%     $26,414,213   $25,979,030   $25,553,392   $25,137,057   $24,729,792
                     9.00%     $26,093,745   $25,665,723   $25,247,070   $24,837,549   $24,436,932

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $60,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                              DEER CREEK APARTMENTS

                                                              TOTAL        PER SQ. FT.   PER UNIT     %OF EGI
-------------------------------------------------------------------------------------------------------------
 REVENUE
    Base Rent                                              $ 3,268,224      $   15.24    $ 11,348

    Less: Vacancy & Collection Loss           5.50%        $   179,752      $    0.84    $    624

    Plus: Other Income
      Laundry Income                                       $    37,440      $    0.17    $    130       1.10%
      Garage Revenue                                       $         0      $    0.00    $      0       0.00%
      Other Misc. Revenue                                  $   282,240      $    1.32    $    980       8.28%
                                                           --------------------------------------------------
          Subtotal Other Income                            $   319,680      $    1.49    $  1,110       9.38%

EFFECTIVE GROSS INCOME                                     $ 3,408,152      $   15.89    $ 11,834

OPERATING EXPENSES:
    Taxes                                                  $   405,792      $    1.89    $  1,409      11.91%
    Insurance                                              $    83,520      $    0.39    $    290       2.45%
    Utilities                                              $   149,760      $    0.70    $    520       4.39%
    Repair & Maintenance                                   $   115,200      $    0.54    $    400       3.38%
    Cleaning                                               $    36,000      $    0.17    $    125       1.06%
    Landscaping                                            $    72,000      $    0.34    $    250       2.11%
    Security                                               $         0      $    0.00    $      0       0.00%
    Marketing & Leasing                                    $    24,480      $    0.11    $     85       0.72%
    General Administrative                                 $    33,120      $    0.15    $    115       0.97%
    Management                                5.00%        $   170,408      $    0.79    $    592       5.00%

    Miscellaneous                                          $   165,600      $    0.77    $    575       4.86%

TOTAL OPERATING EXPENSES                                   $ 1,255,880      $    5.85    $  4,361      36.85%

    Reserves                                               $    72,000      $    0.34    $    250       2.11%
                                                           --------------------------------------------------

NET OPERATING INCOME                                       $ 2,080,272      $    9.70    $  7,223      61.04%
                                                           --------------------------------------------------

    "GOING IN" CAPITALIZATION RATE                                8.00%

    VALUE INDICATION                                       $26,003,401      $  121.22    $ 90,290

    PV OF CONCESSIONS                                     ($    60,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)                   $25,943,401

                            ROUNDED                        $25,900,000      $  120.73    $ 89,931

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
7.25%        $28,633,408       $28,600,000       $99,306       $133.32
7.50%        $27,676,961       $27,700,000       $96,181       $129.13
7.75%        $26,782,221       $26,800,000       $93,056       $124.93
8.00%        $25,943,401       $25,900,000       $89,931       $120.73
8.25%        $25,155,419       $25,200,000       $87,500       $117.47
8.50%        $24,413,789       $24,400,000       $84,722       $113.74
8.75%        $23,714,538       $23,700,000       $82,292       $110.48

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $25,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $25,900,000
Direct Capitalization Method       $25,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $25,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach            $ 25,900,000
Income Approach                      $ 25,900,000
Reconciled Value                     $ 25,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 3, 2003 the market value of the fee simple estate in the property is:

                                   $25,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                [PICTURE]

COMPLEX ENTRANCE                          EXTERIOR VIEW

[PICTURE]                                   [PICTURE]

POOL AREA                                 TENNIS COURTS

  [PICTURE]                                [PICTURE]

BATHROOM AREA                             DINING AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

 [PICTURE]                                  [PICTURE]

LAUNDRY AREA                               KITCHEN AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1         COMPARABLE I-2             COMPARABLE I-3

 HILLCREST APARTMENTS   TENBY CHASE APARTMENTS   TANGLEWOOD TERRACE APARTMENTS
   617 Hilltop Drive     193 Tenby Chase Drive         42 Lenox Court
Bordentown, New Jersey    Delran, New Jersey       Piscataway, New Jersey


      [PICTURE]               [PICTURE]                    [PICTURE]

     COMPARABLE I-4

   STEWARD'S CROSSING
100 Steward's Crossing Way          N/A
  Lawrence Township, NJ

        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                     SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                            COMPARABLE
    DESCRIPTION                                SUBJECT                                         R - 1
---------------------------------------------------------------------------------------------------------------------
  Property Name               Deer Creek Apartments                         Ravens Crest
  Management Company          AIMCO                                         Equity Residential
LOCATION:
  Address                     305 Deer Creek Drive                          32-17 Ravens Crest Drive
  City, State                 Plainsboro, New Jersey                        Plainsboro, NJ
  County                      Middlesex                                     Middlesex
  Proximity to Subject                                                      Within 1 miles of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      214,520                                       583,176
  Year Built                  1975                                          1985
  Effective Age               23                                            12
  Building Structure Type                                                   Wood Frame
  Parking Type
  (Gr., Cov., etc.)           Garage, Open Covered                          Open
  Number of Units             288                                           704
  Unit Mix:                           Type           Unit  Qty. Mo. Rent              Type         Unit   Qty.   Mo.
                                 -----------------   ----  ---- --------       -----------------   ----   ---- -------
                              1  1 Bedroom, 1 Bath   675   192   $  849     1  1 Bedroom, 1 Bath    675   176  $1,025
                              2  2 Bedroom, 1 Bath   835    40   $1,087     1  1 Bedroom, 1 Bath    772   176  $1,120
                              3  2 Bedroom, 2 Bath   920    56   $1,172     2  2 Bedroom, 1 Bath    880   184  $1,295
                                                                            3  2 Bedroom, 2 Bath    939    40  $1,460
                                                                            3  2 Bedroom, 2 Bath    952    48  $1,505
  Average Unit Size (SF)      745                                           801
  Unit Breakdown:              Efficiency         2-Bedroom                   Efficiency     0%     2-Bedroom   24%
                               1-Bedroom          3-Bedroom                   1-Bedroom     76%     3-Bedroom    0%
CONDITION:                                                                  Good
APPEAL:                                                                     Good
AMENITIES:
  Unit Amenities                  Attach. Garage      Vaulted Ceiling            Attach. Garage       Vaulted Ceiling
                               X  Balcony                                     X  Balcony
                                  Fireplace                                   X  Fireplace
                               X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities            X  Swimming Pool                               X  Swimming Pool
                                  Spa/Jacuzzi         Car Wash                   Spa/Jacuzzi          Car Wash
                                  Basketball Court    BBQ Equipment              Basketball Court     BBQ Equipment
                               X  Volleyball Court    Theater Room               Volleyball Court     Theater Room
                                  Sand Volley Ball X  Meeting Hall               Sand Volley Ball     Meeting Hall
                               X  Tennis Court        Secured Parking         X  Tennis Court         Secured Parking
                                  Racquet Ball     X  Laundry Room               Racquet Ball         Laundry Room
                               X  Jogging Track       Business Office            Jogging Track        Business Office
                               X  Gym Room                                       Gym Room
                               X   Golf Course                                    Golf Course
OCCUPANCY:                    97%                                           96%
LEASING DATA:
  Available Leasing Terms                                                   11 to 13 months
  Concessions                                                               $310 of 1st month's rent
  Pet Deposit                                                               $125 deposit plus $20/month
  Utilities Paid by Tenant:       Electric            Natural Gas             X  Electric              X  Natural Gas
                                  Water               Trash                   X  Water                    Trash
  Confirmation                                                              Sandra Russell
  Telephone Number                                                          609-275-0490
NOTES:

  COMPARISON TO SUBJECT:                                                    Similar

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
-----------------------------------------------------------------------------------------------------------------------
  Property Name               Quail Ridge                                    Pheasant Hollow
  Management Company          Westminster Mgmt.                              Westminster Mgmt.
LOCATION:
  Address                     3301 Quail Ridge Drive                         19-12 Pheasant Hollow Drive
  City, State                 Plainsboro, NJ                                 Plainsboro, NJ
  County                      Middlesex                                      Middlesex
  Proximity to Subject        Within 1.5 miles of the subject                Within 2 miles of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      747,672                                        330,463
  Year Built                  1981                                           1981
  Effective Age               15                                             15
  Building Structure Type     Wood Frame                                     Wood Frame
  Parking Type
  (Gr., Cov., etc.)           Open                                           Open
  Number of Units             1,032                                          440
  Unit Mix:                              Type        Unit   Qty.    Mo.                Type         Unit  Qty.    Mo.
                                 -----------------   ----   ----    ---         -----------------   ----  ----    ---
                                   Studio             502    132  $  825     1  1 Bedroom, 1 Bath    640   221   $  899
                              1  1 Bedroom, 1 Bath    647    484  $  950     2  2 Bedroom, 1 Bath    854   152   $1,149
                              2  2 Bedroom, 1 Bath    854    188  $1,199     3  2 Bedroom, 1 Bath    911    65   $1,249
                              3  2 Bedroom, 2 Bath    911    228  $1,299
  Average Unit Size (SF)      724                                            754
  Unit Breakdown:               Efficiency   13%     2-Bedroom      40%        Efficiency             2-Bedroom   49%
                                1-Bedroom    47%     3-Bedroom                 1-Bedroom     50%      3-Bedroom
CONDITION:                    Good
APPEAL:                       Good
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony                                     X  Balcony
                                X  Fireplace                                      Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                   Gym Room                                    X  Gym Room
                                    Golf Course                                    Golf Course
OCCUPANCY:                    95%                                            97%
LEASING DATA:
  Available Leasing Terms     6 mos. minimum, and 12 month lease terms       6 months and 12 months
  Concessions                 $50 to $125 off 1st month's rent               $100 off 1st months rent on selected units
  Pet Deposit                 $200 deposit plus $25/month                    $200 deposit plus $25/month
  Utilities Paid by Tenant:     X  Electric             Natural Gas            X  Electric             Natural Gas
                                X  Water                Trash                  X  Water                Trash
  Confirmation                Jen                                            Leasing Agent
  Telephone Number            609-799-5727                                   609-799-3510
NOTES:

COMPARISON TO SUBJECT:        Similar                                        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1            COMPARABLE R-2              COMPARABLE R-3

      RAVENS CREST              QUAIL RIDGE               PHEASANT HOLLOW
32-17 Ravens Crest Drive   3301 Quail Ridge Drive   19-12 Pheasant Hollow Drive
    Plainsboro, NJ            Plainsboro, NJ              Plainsboro, NJ

       [PICTURE]                 [PICTURE]                   [PICTURE]

         N/A                       N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Marilyn Davis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                           -s- F. Brian Johnson
                                           ---------------------------
                                               Brian Johnson, MAI
                                     Managing Principal, Real Estate Group
                                 New Jersey State Certified General Real Estate
                                            Appraiser #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                                           F. BRIAN JOHNSON, MAI

                           MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Johnson has completed appraisals for
                           securitization and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                           Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

  Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

  Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L.
                           W. Ellwood & Co.

EDUCATION                  Fairleigh Dickinson
                            Bachelor of Science - Finance

STATE CERTIFICATIONS       State of New Jersey, General Appraiser, #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

PROFESSIONAL AFFILIATIONS  Appraisal Institute, MAI Designated Member

VALUATION AND SPECIAL      Several courses are completed on an annual basis as
 COURSES                   part of the continuing education requirements of the
                           Appraisal Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS               "Operational Items to Consider When Appraising a
                           Regional Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
DEER CREEK APARTMENTS, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.